Exhibit 99.1

AV Homes, Inc. Announces Fourth Quarter and 2011 Year-End Results

Kissimmee, Fla., March 26, 2012 – AV Homes, Inc. (Nasdaq:AVHI) a developer and builder of active adult and conventional home communities in Arizona and Florida, today announced results for its fourth quarter and fiscal year ended December 31, 2011.

The Company reported a net loss of $165.8 million or $13.33 per diluted share, on revenues of $89.0 million for the year ended December 31, 2011, compared to a net loss of $35.1 million or $3.07 per diluted share on revenues of $59.1 million for the year ended December 31, 2011.  The year-end results were impacted by $130.3 million in non-cash impairment charges taken in 2011.

For the three months ended December 31, 2011, the Company reported a net loss of $17.7 million or $1.42 per diluted share on revenues of $33.7 million, compared to a net loss of $9.7 million or 81 cents per diluted share on revenues of $22.6 million for the three months ended December 31, 2010.

During the three months ended December 31, 2011, the Company closed on 56 homes, an 11% decrease from the 63 homes closed during the three months ended December 31, 2010. The dollar volume of homes closed increased almost 3% to $14.2 million, compared to $13.8 million for three months ended December 31, 2010.  For the year ending December 31, 2011, the Company closed on 174 homes, compared to 184 units during the year ended December 31, 2011. Dollar volume increased to $41.3 million, compared to $37.1 million for the year ended December 31, 2010, reflecting higher average prices per unit.

The number of housing contracts signed, net of cancellations, during the three months ended December 31, 2011 increased to 57 compared to 48 for the three months ended December 31, 2010. The dollar volume of contracts signed during this period increased to $12.0 million compared to $10.5 million for the three-months ended December 31, 2010. The number of housing contracts signed, net of cancellations, for the year ended December 31, 2011 increased 36% to 229 compared to 168 for the year ended December 31, 2010. The dollar volume of contracts signed increased by 47%to $51.4 million compared to $35.0 million for the year ended December 31, 2010.

The backlog of homes under contract but not yet closed at December 31, 2011 increased 128% to 98 units representing a contract amount of $21.5million compared to 43 units with a value of $11.4 million at December 31, 2010.

During the year ended December 31, 2011, the Company closed on the sale of commercial, industrial and other land sales generating pre-tax profits of $3.6 million.

Chief Executive Officer Allen J. Anderson said the Company’s 2011 results reflected the stagnant condition of the nation’s housing economy, and the company’s continuing efforts to regain its profitability and reposition itself for growth once economic conditions improve.  “The last 12 months were a period of significant change at AV Homes.  New leadership was introduced, we downsized our workforce by 50% saving approximately $4 million annually, closed our long-time headquarters in Coral Gables, Florida, and launched a new strategic plan for the company.  All of these actions were taken to place AV Homes on a path to profitability, while focusing our resources on the active adult segment of the homebuilding industry, which is destined to experience significant growth during the next two decades,” Anderson said.

Anderson added that during the last three months of the year, the company has seen a measureable improvement in sales traffic and buyer interest at its communities in Arizona and Florida.  “Our customers are showing a much stronger interest in making a purchase decision and we believe this level of optimism could translate into an improved rate of sales during 2012.  The operational changes we completed in 2011 were very timely.  Our workforce is now well aligned with an improving level of business, and combined with other operational changes, we are a much more efficient company with business practices tailored to today’s homebuilding environment,” he said.

AV Homes is also moving forward with its plans to identify, market and sell selected non-core land assets in the Central Florida region where it owns approximately 17,000 acres.  “Orlando is a growing market and we believe there are other developers and builders who are seeking a presence here,” Anderson said.  “These asset sales will generate cash flow, reduce carry costs and allow for reinvestment consistent with our longer term strategy.  We are examining many different market opportunities that could accelerate our business plans, with many of these designed to address the present day needs of Baby Boomers,” he said.

The Company anticipates that aggregate cash on hand, cash flow generated through operations, and sales of land will provide sufficient liquidity to fund its business for 2012.

The Company will hold a conference call and webcast on Wednesday, March 28, 2012 to discuss its fourth quarter and year-end financial results for 2011.  The conference call will begin at 1:00 p.m. EST. The conference call can be accessed live over the telephone by dialing (877) 643-7158 or for international callers by dialing (914) 495-8565, please dial-in 10 minutes before the start of the call. A replay will be available on March 29, 2012 at 5:00 p.m and can be accessed by dialing (855) 859-2056 or for international callers by dialing (404) 537-3406; the conference ID is 66069764. The replay will be available until Wednesday, April 4, 2012. In order to access the live webcast, please go to the Investors section of AV Homes’ website at http://www.avhomesinc.com and click on the webcast link that will be made available. A replay will be available shortly after the original webcast.

AV Homes, Inc. is engaged in homebuilding, community development and land sales in Florida and Arizona. Its principle operations are conducted at its active adult communities of Solivita near Orlando, Florida and CantaMia near Phoenix, Arizona.  The company also builds communities for people of all ages in the Orlando and Phoenix areas under its Joseph Carl Homes brand.  AV Homes’ common shares trade on NASDAQ under the symbol AVHI.

This news release, the conference call and the webcast contain "forward-looking statements" within the meaning of the U.S. federal securities laws, which statements may include information regarding the plans, intentions, expectations, future financial performance, or future operating performance of AV Homes, Inc. Forward-looking statements are based on the expectations, estimates, or projections of management as of the date of this news release. Although our management believes these expectations, estimates, or projections to be reasonable as of the date of this news release, the conference call and the webcast, forward-looking statements are inherently subject to significant business risks, economic and competitive uncertainties, or other contingencies which could cause our actual results or performance to differ materially from what may be expressed or implied in the forward-looking statements. Important factors that could cause our actual results or performance to differ materially from our forward-looking statements include those set forth in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2011 and in our other filings with the Securities and Exchange Commission, which filings are available on www.sec.gov. At least 80% of active adult homes are intended for occupancy by at least one person 55 years or older. AV Homes disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.